Exhibit 2.3

*Exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. A copy of any omitted exhibit will be furnished supplementally to the Securities and Exchange Commission upon request; provided, however that Greenpro Capital Corp. may request confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended, for any schedule or exhibit so furnished.*

ACQUISITION AGREEMENT

DATED AS OF July 31, 2015

BY AND BETWEEN

GREENPRO CAPITAL CORP.

AND

Cheng Chi Ho & Wong Kit Yi

Representing 51% & 49% shareholder of

Yabez Hong Kong Company Limited

Respectively

THIS ACQUISITION AGREEMENT (“Agreement”) is entered into as of July 31, 2015 by and between Greenpro Capital Corp., a company incorporated in Nevada and listed on the OTC Markets (OTCQB:GRNQ), of Suite 2201, 22/F Malaysia Building, 50 Gloucester Road, Wanchai, Hong Kong (“GRNQ”) and Yabez Hong Kong Company Limited, a company incorporated in Hong Kong of 4/F Energy Plaza, No. 92 Granville Road,Tsim Sha Tsui, East, Kowloon (“Yabez”). GRNQ and Yabez are referred to herein individually as a “Party” and collectively as the “Parties.”

A.	Greenpro Capital Group is registered in the Nevada, and provides a wide range of high value professional services, such as Corporate Strategic Planning, Corporate Value Capitalization, Cross Border Listing, Venture Capital. It targets to build the new pattern of capital market and act as a capital resources consolidation platform. Meanwhile, it operates and provides solution service varying from cloud system solution, financial consulting services and corporate accounting services;

B.	Yabez provides services for small and medium enterprises (SMEs) and business start up. Located in Tsim Sha Tsui and Central areas with convenient transportation, the company’s business center offering comprehensive and professional business services as well as a wide range of to various industries with a view to reducing costs and workload of SMEs and business starters. The business centers also provide an array of virtual office services such as phone answering support, call transfer services and receiving mail for clients, etc. Striving to provide the virtual office users with the best services of high stability, the company is equipped with a stable telephone system which is managed by a professional team of staff. In addition, unlimited high-speed commercial broadband services, well-equipped meeting rooms, etc are also available.

C.	Yabez also provides other services covering web hosting, web designing, mobile apps solutions, Customer Relationship Management (CRM) solutions and other Information Technology (IT) related services, under the management of Mr. Cheng Chi Ho (hereinafter referred as “Mr. Cheng”). It is hereby agreed that Yabez’s business will include all other IT related business, in addition to item B above, and Mr. Cheng will solely and wholly develop the the business of Yabez as a whole and there will be no conflict of interest for the business as a whole.

D.	Yabez is collectively owned by Cheng Chi Ho, with shareholding of 51% in Yabez, and Wong Kit Yi, Kit, with shareholding of 49% in Yabez and are collectively referred herein as “Sellers”. And Cheng Chi Ho & Wong Kit Yi hereby agreed to sell 60% (sixty percentages) of the total shareholding in Yabez to GRNQ.

E.	GRNQ hereby agreed to purchase from the Sellers, 60% (sixty percentages) of the shareholding interest in Yabez for a consideration as indicated in Clause.

F.	The Sale and Purchase will create competitive advantage and business synergies mutually for GRNQ and Yabez.

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, the Parties agree as follows:

ARTICLE 1

SALE AND PURCHASE OF THE ACQUIRED ENTITY

1.1.	Basic Transaction. On the terms and subject to the conditions of this Agreement:

(a)	The Sellers hereby agreed to sell a total of 60% of the shareholding in Yabez to GRNQ for a consideration as stated in 2.1. below;

(b)	GRNQ hereby agreed to purchase from the Sellers, a total of 60% of the shareholding in Yabez for a consideration as stated in 2.1. below;

1.2	Business Value. Both the Sellers and GRNQ hereby agreed the business value of Yabez to be HK$3,265,447 i.e. equivalent to US$421,348(Exchange rate: $1.00=HK$7.75) (“Business Value”). The Business Value includes, comprises, covers all the customers, fixed assets, cash and cash equivalents, liabilities of Yabez as at the date of April 30, 2015. The Sellers will produce and provide a set of financial statements as at April 30, 2015 for the purposes of this Agreement and establishment of the Business Value. The Business Value is arrived at and assumed that Yabez is a going concern entity and the Sellers hereby confirmed that Yabez is a going concern entity.

1.3	Consideration. The Sellers agreed to sell and GRNQ agreed to purchase a total of 60% of the shares in Yabez for a consideration of US$252,809 (“Consideration”). Both the Sellers and GRNQ agreed that the Consideration will be settled at stated in 2.1 below.

1.4	Consideration Settlement. Both the Sellers and GRNQ hereby agreed that the Consideration of US$252,809 will be settled with the issuance of 486,171 common shares of Greenpro Capital Corp. (OTCQB: GRNQ) valued at a share price of US$0.52 per share, and such common shares shall be restricted under Rule 144 of the SEC Act . The common shares of GRNQ shall be issued to the Sellers as indicated in Exhibit A.

ARTICLE 2

CLOSING

2.1	The consummation of the transfer by the Sellers, 60% of the shares in Yabez to GRNQ, and the acquisition by GRNQ from the Sellers, the 60% of the shares in Yabez and its assets by the payment of 486,171 new Common Shares of GRNQ shall occur on or before October 1, 2015 (the “Closing Date”). Immediately at the Closing Date, GRNQ shall deliver, or cause to be delivered, to Yabez, a board resolution confirming the issuance of 486,171 Common Shares of GRNQ that are being sold, assigned, and conveyed to the shareholders of Yabez, such board resolution shall be duly executed, endorsed and/or authenticated for delivery to Yabez.

2.2	Immediately after the Closing, GRNQ shall deliver to the Sellers, Share certificate(s) representing 486,171 shares issued in the names as shown in Exhibit A. It is understood that the share certificates so delivered will display the required restrictive legend pursuant to Rule 144 of the United States Securities and Exchange Act.

2.3	On or before October 1, 2015, the Sellers shall deliver, for transmittal to GRNQ, duly authorized, properly and fully executed documents in English, evidencing and confirming the sale of 60% of the shares of Yabez and its assets specifically detailing the assets and a valuation to be accepted and agreed by GRNQ.

ARTICLE 3

EXECUTION

3.1	GRNQ shall execute and deliver to the Sellers, on the Closing Date, any and all such other documents and instruments, and take or cause to be taken any and all such other and further actions that may be necessary, appropriate or advisable in order to vest fully, and to confirm the purchase and sale, the title to and possession of the Common Shares of GRNQ.

3.2	The Sellers shall execute and deliver to GRNQ, on the Closing Date, any and all such other documents and instruments, and take or cause to be taken any and all such other and further actions that may be necessary, appropriate or advisable in order to vest fully, and to confirm the purchase and sale, the title to and possession of 60% of the shares of Yabez and all of the assets of Yabez.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF GRNQ

GRNQ hereby represents and warrants to the Sellers as follows (it being acknowledged that the Sellers is entering into this Agreement in material reliance upon each of the following representations and warranties, and that the truth and accuracy of each of which constitutes a condition precedent to the obligations of GRNQ hereunder):

4.1	Authorization. GRNQ, represented by Mr. Lee Chong Kuang, the President, Chief Executive Officer of GRNQ has full power, legal capacity and authority to enter into this Agreement and to consummate the transaction herein contemplated, and to perform all obligations hereunder. This Agreement constitutes the legal, valid and binding obligation of GRNQ, and this Agreement is enforceable with respect to the Sellers in accordance with its terms. Neither the execution and delivery of this Agreement, nor the compliance with any of the provisions hereof, will (a) conflict with or result in a breach of, violation of or default under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, lease, credit agreement or other agreement, document, instrument or obligation to which GRNQ is a party or by which GRNQ or any of its assets or properties may be bound or (b) violate any judgment, order, injunction, decree, statute, rule or regulation applicable to GRNQ or the assets or properties of GRNQ.

4.2	Legality of Shares. To the best of GRNQ’s knowledge, the Common Shares of GRNQ, when delivered as provided in this Agreement, will be validly issued, fully paid and non-assessable. The Common Shares of GRNQ, upon sale, assignment, transfer and conveyance thereof, will not be subject to the preemptive right of any shareholder or any other person. Upon delivery of and payment for the Common Shares of GRNQ as set forth in this Agreement, the Sellers will receive title to the Common Shares of GRNQ thereto, free and clear of all liens, encumbrances, charges and claims whatsoever.

4.3	Compliance with Securities Laws.

(a)	No formal or informal investigation or examination by the Securities and Exchange Commission (the “Commission”) or by the securities administrator of any state is pending or threatened against GRNQ.

(b)	Neither GRNQ, nor any of its directors or officers, have been convicted of any felony or misdemeanor in connection with the sale or purchase of any security or involving the making of any false filing with the Commission.

(c)	GRNQ is not subject to any order, judgment or decree of any court of competent jurisdiction temporarily, preliminary or permanently restraining or enjoining such person from engaging in or continuing any conduct or practice in connection with the sale or purchase of any security or involving the making of any false filing with the Commission.

4.4	No undisclosed Issues or Liabilities. GRNQ warrants that to the best of its knowledge there are no, issues that might tend to cause damage to GRNQ or its shareholders, or state or federal regulatory problems of any description.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

5.1	Authorization. The Sellers has full power, legal capacity and authority to enter into this Agreement, to execute all attendant documents and instruments necessary to consummate the transaction herein contemplated, to purchase and acquire the Common Shares of GRNQ from GRNQ and to perform all obligations hereunder. This Agreement constitutes the legal, valid and binding obligation of the Sellers and this Agreement is enforceable with respect to the Sellers, in accordance with its terms.

5.2	Information Regarding this Agreement and the Company. The Sellers has obtained such information regarding the financial position and prospects of GRNQ, as the Sellers considers necessary or appropriate for the purpose of purchasing and acquiring the Common Shares of GRNQ from GRNQ pursuant to this Agreement.

5.3	Compliance with Securities Laws.

(a)	No formal or informal investigation or examination by the Commission or by the securities administrator or legal authority of any state or jurisdiction within or outside of the United States, Canada, China or the British Virgin Islands, is pending or threatened against the Sellers, or the assets of the Sellers.

(b)	Neither the Sellers nor its officers or owners have not been convicted of any felony or misdemeanor in connection with the sale or purchase of any security or involving the making of any false filing with in any jurisdiction.

(c)	The Sellers is not subject to any order, judgment or decree of any court of competent jurisdiction temporarily, preliminary or permanently restraining or enjoining them from engaging in or continuing any conduct or practice in connection with the sale or purchase of any security or involving the making of any false filing with in any jurisdiction.

5.4	Disclosure of Transference of Control

(a)	The Sellers understands and accepts that certain legal and regulatory filings and disclosures will be required in order to properly and legally execute the transfer of control of the shares and assets. Such filings and disclosures include, but are not limited to the filing of a Schedule 14C Information Statement pursuant to Section 14(c) of the Securities Exchange Act of 1934 or a Form 8-K with the United States Securities and Exchange Commission.

(b)	One or more filings of the Initial statement of beneficial ownership of securities on Schedule 13D or other similar ownership forms.

(c)	The Sellers will assist fully in the preparation and filing of all such required filings in order to fully insure that all required filings are executed and filed properly and in a timely manner.

(d)	The Sellers will provide a detailed list of the individuals or entities (the “New Shareholders”), as indicated in Exhibit A, designated to receive Common Shares of GRNQ pursuant to issuance of the 486,171 Common Shares of GRNQ specified in this Agreement.

(e)	The above noted detailed list of the New Shareholders shall include the full legal name of the individual or entity receiving Common Shares of GRNQ, the full address and citizenship or corporate jurisdiction of each New Shareholder (Attached hereto as Exhibit A).

5.5	The Sellers warrants that they and the Sellers shall deliver to GRNQ all of rights, titles and interests in 60% of the shares of Yabez, and the assets and all attendant or related assets, including, but not limited to: proprietary intellectual property, maps, documents, deeds, files, titles, patents, know-how and good-will, together with any other item, assets, products, files, records, documents, signatures, interests or rights pertaining to or relating to the Assets in keeping with the intentions and the spirit of this Agreement.

5.6	The Sellers warrants that all translations in English of all documents, as required by the US Securities Act shall be accurate legal translations and that any discrepancy between the original documentation and the English translation, the English translation shall take precedence.

5.7	The Sellers warrants and confirms that immediately upon closing it will, undertake a full and up-to-date audit of the financial position of the Sellers, which audit will be conducted by an auditor qualified by the Public Company Accounting Oversight Board (P.C.A.O.B.).

ARTICLE 6

MISCELLANEOUS PROVISIONS

6.1	Parties in Interest. This Agreement shall be binding upon and inure to the benefit of the Parties hereto, and the heirs and personal representatives of each of them, but shall not confer, expressly or by implication, any rights or remedies upon any other party.

6.2	Confidentiality. The Parties agree that the terms and conditions of this agreement shall be kept strictly confidential and shall not reveal or divulge to any third party or entities other than for regulatory filings or tax purposes and/or pursuant to a court order. The parties further agree that any dissemination of this agreement shall not be made without prior written consent of the other party.

6.3	Governing Law. This Agreement is made and shall be governed in all respects, including validity, interpretation and effect, by the laws of Hong Kong, S.A.R.

6.4	Shares to Be Held In Escrow. The Parties agree that all shares issued, pursuant to the terms and conditions of this agreement, shall be issued as soon as practicable following the signing of this agreement, but all shares so issued SHALL BE HELD IN ESCROW and shall be deemed to be in the full control of the issuing party until the Closing.

6.5	Notices. All notices, requests or demands and other communications hereunder must be in writing and shall be deemed to have been duly made if personally delivered or mailed, postage prepaid, to the parties as follows:

(a) If to GRNQ, to:	Greenpro Capital Corp.
Rm 2201, Malaysia Building, 50 Gloucester Road
Wan Chai, Hong Kong

(b) If to the SELLER, to:	Attn: Cheng Chi Ho, Wong Kit Yi
4/F, Energy Plaza
No. 92 Granville Road,
Tsim Sha Tsui East, Kowloon, Hong Kong

Either party hereto may change his address by written notice to the other party given in accordance with this Section 6.5.

6.6	Entire Agreement. This Agreement contains the entire agreement between the Parties and supersedes all prior agreements, understandings and writings between the Parties with respect to the subject matter hereof. Each party hereto acknowledges that no representations, inducements, promises or agreements, verbal or otherwise, have been made by either party, or anyone acting with authority on behalf of either party, which are not embodied herein, and that no other agreement, statement or promise may be relied upon or shall be valid or binding. Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated verbally. This Agreement may be amended or any term hereof may be changed, waived, discharged or terminated by an agreement in writing signed by each of the parties hereto.

6.7	Captions and Headings. The article and section headings throughout this Agreement are for convenience and reference only, and shall in no way be deemed to define, limit or add to the meaning of any provision of this Agreement.

6.8	Attorneys’ Fees. In the event of any litigation between the parties hereto, the non-prevailing party shall pay the reasonable expenses, including the attorneys’ fees, of the prevailing party in connection therewith.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

Greenpro Capital Corp.

By:	/s/ Lee Chong Kuang
Designated Signing Authority
Lee Chong Kuang
Director

SELLERS:

By:	/s/ Cheng Chi Ho
Cheng Chi Ho

By:	/s/ Wong Kit Yi
Wong Kit Yi